CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-145918, 333-116978 and 333-193065 on Form S-8 of our report dated March 10, 2014, relating to the consolidated financial statements of Republic Airways Holdings Inc. and subsidiaries and the effectiveness of Republic Airways Holdings Inc.'s and subsidiaries internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraphs relating to (i) the sale of Frontier Airlines Holdings, Inc. and (ii) substantially all revenues are derived from code-share agreements with American Airlines Group Inc., United Continental Holdings, Inc., and Delta Air Lines, Inc.), appearing in this Annual Report on Form 10-K of Republic Airways Holdings Inc. and subsidiaries for the year ended December 31, 2013.
/s/ DELOITTE & TOUCHE LLP
Indianapolis, Indiana
March 10, 2014